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                                                                   EXHIBIT 10.19

                              RETIREMENT AGREEMENT

      This is a Retirement Agreement ("Agreement") between Tower Automotive, Inc., a Delaware corporation, ("Tower Automotive" or "Company") and Dugald K. Campbell ("Mr. Campbell"), dated and signed by the parties as of the 17th day of September, 2003 (the "Effective Date").

                                   BACKGROUND

      The Company was incorporated in March 1993 and acquired R.J. Tower Corporation, its first acquisition, shortly thereafter. Since December 1993, Mr. Campbell has served the Company as its President and Chief Executive Officer and as a member of its Board of Directors. At the time of his employment, he conveyed to the Board his desire to serve as the Company's chief executive through the first decade of its growth. The growth of the Company's annual revenues during his tenure attest to his success, having increased annual revenues from about $61 million in 1993 to an estimated $2.8 billion in 2003.

      Mr. Campbell has been active in his cooperation with the Company's Nominating and Corporate Governance Committee in the search for his successor. Ms. Kathleen Ligocki ("Ms. Ligocki") was elected by the Company's Board of Directors as the Company's President and Chief Executive Officer, effective August 18, 2003. Mr. Campbell is committed to work with Ms. Ligocki to assure an effective and orderly transition of his duties and responsibilities. Mr. Campbell will retire from the Company on June 30, 2004.

      In recognition of Mr. Campbell's contributions, the Company desires to provide certain retirement benefits for him. This Agreement will set forth the mutual agreements of the parties regarding the terms, conditions, obligations and benefits associated with Mr. Campbell's retirement.

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      The parties agree as follow:

      1. RETIREMENT DATE. Effective June 30, 2004, Mr. Campbell will retire from his employment by Tower Automotive ("Retirement Date"). Except as set forth in this Agreement, all Mr. Campbell's compensation and benefits terminate on the Retirement Date.

      2. RESIGNATIONS. Mr. Campbell submitted his resignation as the Company's President and Chief Executive Officer effective August 18, 2003, which was accepted by the Board of Directors. The Company has announced publicly the appointment of Ms. Ligocki as successor to Mr. Campbell as President and Chief Executive Officer of the Company. Mr. Campbell has submitted his resignation as a director of the Company effective as of the Effective Date. Ms. Ligocki has also succeeded Mr. Campbell as an officer, director and in all other positions held by him in the subsidiaries, affiliates, and related entities of the Company.

            The Company and Mr. Campbell understand that Mr. Campbell will not be nominated by the Board as a candidate to be elected as a director of the Company at the 2004 annual meeting of the shareholders of the Company

      3. ADDITIONAL ANNOUNCEMENTS. The timing, form, manner and content of future public announcements, if any, containing additional material information relating to Mr. Campbell's resignation or retirement will occur in a mutually agreed-upon manner.

      4. PERIOD OF TRANSITION AND COOPERATION. The Company and Mr. Campbell agree that he will continue to be employed by Tower Automotive at his current level of compensation and benefits until his Retirement Date, including any annual bonus earned for 2003 in accordance with the Company's annual incentive plan; provided, however, that he will not be entitled to:

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            (a)   Participate in or receive any bonus or other payments under the Company's annual incentive plan for the year beginning January 1, 2004; or

            (b) Receive any new equity-based awards, such as options or restricted shares after the Effective Date, other than as expressly provided in this Agreement.

      Prior to his Retirement Date and during the three (3) consecutive year period commencing on the Retirement Date (the "Advisory Period"), Mr. Campbell agrees to cooperate with the Company in the orientation of, and transition of his duties and responsibilities to, Ms. Ligocki. In addition, Mr. Campbell agrees that during the Advisory Period, he will make himself reasonably available to Tower Automotive to provide information, testimony and other requested assistance to the Company with respect to any judicial or administrative dispute, charge, lawsuit or other proceeding. During the Advisory Period, he also agrees reasonably to remain on call to consult and advise the Chairman of the Board and the Chief Executive Officer, with respect to business issues and matters relating to the responsibilities of the Chief Executive Officer or the Board.

      5. RETURN OF COMPANY PROPERTY. Mr. Campbell agrees that promptly after his Retirement Date, he will surrender to Tower Automotive all Company property and records, including but not limited to all business opportunities, confidential and proprietary information and trade secrets, that are in his possession or control except, as the Company and Mr. Campbell mutually agree, are necessary to provide services to the Company during the Advisory Period. Subject to such exceptions, Mr. Campbell attests that as of his Retirement Date he will not have retained any originals or copies of any confidential, non-public Company records, whether in paper, electronic or other form.

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      6.    EXPENSE REIMBURSEMENT. Provided Mr. Campbell promptly provides suitable written expense reports and documentation, the Company will promptly reimburse him for all reasonable and necessary business expenses incurred prior to the Retirement Date, and during the Advisory Period with respect to any assistance or consultations requested by the Chairman of the Board or the Chief Executive Officer.

      7. LIABILITY INSURANCE COVERAGE AND INDEMNIFICATION. With respect to Mr. Campbell's authorized activities and duties while employed by Tower Automotive and while serving as a director of Tower Automotive, nothing in this Agreement shall deprive Mr. Campbell of the benefits of Tower Automotive's existing officer and director liability insurance coverage, nor of any right to indemnification under Tower Automotive's Articles of Incorporation, By-laws or the written Indemnification Agreement between the Company and Mr. Campbell.

      8. RETIREMENT PAYMENTS AND BENEFITS. Tower Automotive agrees to provide Mr. Campbell with the following retirement benefits. The provision of each of these benefits is contingent on Mr. Campbell signing, not revoking, and abiding by this Agreement and the attached ADEA Waiver. The Company will not be obligated to provide any benefits until after the seven-day revocation period set forth in the ADEA Waiver has expired.

            (a)   Equity and Cash Retirement Benefits.

                  (i) Stock Units Credited Under DISP Plan. As of the date of this Agreement, the Company grants to Mr. Campbell and will credit
            (A) to Mr. Campbell's Basic Account in the Company's Key Leadership Deferred Income Stock Purchase Plan ("DISP Plan"), the number of stock units determined by dividing $1,500,000 by the closing market price on the NYSE of the Company's

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            common stock on that date, and (B) to his Premium Account, the number of stock units determined as provided in the DISP Plan related to the foregoing credit to his Basic Account. As provided in the DISP Plan, the stock units credited to his Basic Account will be fully vested, and the stock units credited to his Premium Account will vest according to the applicable provisions of the DISP Plan.

                  (ii) Cash Payment. Mr. Campbell will be paid Four Hundred Thousand Dollars ($400,000) in 2005 and Four Hundred Thousand Dollars ($400,000) in 2006 in eight (8) quarterly installments of One Hundred Thousand Dollars ($100,000) each, on the first day of January, April, July and October in the years 2005 and 2006. Mr. Campbell shall have one opportunity to elect to defer any or all of such cash payments for periods of not more than two (2) years from their respective due dates, by delivering notice to the Company at least twelve (12) months prior to the due date of the payment or payments to be deferred. No interest shall accrue or be payable in connection with any cash payments, whether or not due dates are deferred.

            (b)   Group Health Plans.

                  (i) Mr. Campbell will have the right to elect to continue his group health, dental and vision insurance coverage for himself and eligible dependants pursuant to COBRA. Any COBRA coverage will be at Mr. Campbell's sole expense.

                  (ii) Mr. Campbell will have the right to elect to become a participant under the R. J. Tower Retiree Health Care Plan. Mr. Campbell will pay the full premium to provide coverage for himself and his wife until he reaches age sixty-

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            two (62), and beginning at that time the Company will contribute One
            Hundred Ten Dollars ($110) per month toward the premium for such coverage until he attains age sixty-five (65).

            (c) Compensation and Retirement Plans. Mr. Campbell's benefits, as a participant in the following Company plans, will vest and otherwise be determined and distributed strictly in accordance with the terms and conditions of each of such plans and of any agreements representing awards granted to Mr. Campbell under any of such plans:

                  (i) Options and restricted shares issued to him and currently outstanding under the Tower Automotive Long Term Incentive Plan (effective March 1, 1999), but excluding options surrendered by Mr. Campbell pursuant to Paragraph 9 of this Agreement.

                  (ii) Shares purchased by him pursuant to the Colleague Stock Discount Purchase Plan.

                  (iii) Benefits deferred and earned under the DISP Plan.

                  (iv) Performance cash award amounts accrued under the Tower Automotive Performance Cash Plan as applied to performance period 2001-2002, the final installment of which is payable to him in 2004.

                  (v) Performance cash award amounts, if any, to be earned under the Tower Automotive Performance Cash Plan as applied to performance period 2003-2004, prorated, as provided in such Plan, payable in equal installments in 2005 and 2006.

                  (vi) Benefits under the Tower Automotive Retirement Plan and Supplemental Employee Retirement Plan.

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      9.    SURRENDER OF STOCK OPTIONS. Effective as of the date of this
Agreement, Mr. Campbell agrees to forfeit and surrender to the Company for cancellation the following stock options granted to him under the Company's 1999 Long Term Incentive Plan:

                                                          Number of Shared
                                                             Currently
Date of Grant      Number of Shares     Exercise Price      Exercisable
-------------      ----------------     --------------      -----------
3/08/2000              200,000              $13.19            150,000
3/01/2001              165,700              $11.33             82,850
5/15/2002              165,000              $13.75             41,250

      Mr. Campbell has not purchased any of the shares covered by these options.

      10. RELEASE. Except as prohibited by law, Mr. Campbell releases Tower Automotive, its subsidiaries, related and affiliated entities, along with their former and current owners, directors, officers, employees, agents, insurers, and representatives from any and all administrative, judicial, common law, equitable, and/or statutory claims (whether known or unknown) under federal, state, or local laws, and which arose from or relate to his employment by or retirement from Tower Automotive. This Release is not revocable and shall be effective immediately as to all waivable claims, other than any claims that Mr. Campbell may have under the federal Age Discrimination in Employment Act ("ADEA").

            As to any claims under the ADEA, no release will be effective unless Mr. Campbell signs the additional ADEA Waiver which is attached. Mr. Campbell will have twenty-one (21) days in which to consider the attached ADEA Waiver and acknowledges that he has been advised to consult with an attorney prior to signing the ADEA Waiver. Mr. Campbell will have seven (7) days after he signs the ADEA Waiver in which to exercise his right to revoke the ADEA Waiver. The ADEA Waiver will not become enforceable until that seven-day period has expired.

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            If, however, Mr. Campbell fails to sign the ADEA Waiver, or if he timely revokes the ADEA Waiver, Tower Automotive, in its sole discretion, may revoke this entire Agreement, or enforce or abide by the remaining provisions of this Agreement as written. If the Company revokes the entire Agreement and if, prior to revocation, any benefits under this Agreement have been provided by the Company to Mr. Campbell or provided by Mr. Campbell to the Company, such benefits shall be returned or cancelled, as the case may be.

      11. CONFIDENTIAL AND PROPRIETARY INFORMATION. Mr. Campbell agrees that unless he receives prior written consent from the Chief Executive Officer of Tower Automotive, he will not disclose to any person outside Tower Automotive's employment, nor will he make any unauthorized use of (whether for the benefit of himself or others) any of Tower Automotive's confidential and proprietary information. Tower Automotive's confidential and proprietary information includes, but is not limited to, any non-public information pertaining to:

            (a) Inventions, trade secrets, business information, data, logic diagrams, flowcharts, prototypes, sketches, formula, algorithms, know-how, improvements, discoveries, developments, designs, mask works, writings, art designs, prints, labels, works of art, audiovisual works, other works of authorship and techniques, whether conceived, created or invented by Mr. Campbell, and whether or not reduced to practice;

            (b) Nonpublic information regarding research, development, new products, marketing and selling, manufacturing processes, business plans and strategy, proposals, budgets, unpublished financial statements, licenses, contracts, prices and costs, suppliers, customers, customer lists; and,

            (c) Non-public information regarding the skills and compensation of other employees of Tower Automotive.

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In addition, Mr. Campbell remains bound by any non-conflicting terms of any prior confidentiality agreement that he entered into with the Company.

      12. AGREEMENT NOT TO COMPETE/NO SOLICITATION. Beginning on the date of this Agreement and for a period of three (3) consecutive years commencing on the Retirement Date, Mr. Campbell agrees that he will not directly or indirectly become self-employed, employed by, serve as a director for, consult with, finance, take an ownership interest in, or otherwise work or perform services for or assist any entity or enterprise that is or is planning to become in competition with Tower Automotive. In addition, during the same period, Mr. Campbell agrees that he will not directly or indirectly solicit, induce or attempt to induce any employee of Tower Automotive to leave his or her employment with Tower Automotive. Nothing in this paragraph shall prohibit Mr. Campbell from owning 5% or less of the voting stock of any publicly traded corporation.

      13. CONFIDENTIALITY. Unless and until the Company files this Agreement with the Securities and Exchange Commission or otherwise discloses it or its contents publicly, Mr. Campbell agrees that he and his agents will keep the terms and content of this Agreement confidential. He may, however, disclose the terms and content of this Agreement to his attorney, accountant, spouse, to federal, state, or local agencies that inquire about this Agreement, or as may be lawfully ordered by a court of competent jurisdiction.

      14. NON-DISPARAGEMENT AND NON-INTERFERENCE. Mr. Campbell agrees that he will not disparage, criticize, condemn, or impugn Tower Automotive, its related and affiliated companies, their products nor any of the other persons released through this Agreement. In addition, Mr. Campbell agrees that he will not directly or indirectly interfere with, adversely affect, or attempt to interfere with or adversely affect, Tower Automotive's business relationships, reputation, contracts, pricing or other relationships that Tower Automotive has

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with its former, current or prospective customers, suppliers, clients, employees, businesses, financial institutions, stockholders or others persons or entities with whom Tower Automotive interacts or relates.

      15. COMPLETE AGREEMENT. This Agreement is the complete agreement between the parties with respect to the subject matter of this Agreement, and, except as expressly stated otherwise in this Agreement, supersedes all prior employment agreements, understandings or other agreements between the parties, whether oral or written, dealing with the same subject matter.

      16. MODIFICATION. No modification of this Agreement will be enforceable, unless it is in writing, signed by Mr. Campbell and by the Chair of the Board for Tower Automotive, or by other Company officer authorized by the Board.

      17. VOLUNTARY AND KNOWING CONSENT. Mr. Campbell attests that he signed this Agreement voluntarily, that he understands its content, meaning and effect, and that he had the opportunity to consult advisors of his choice prior to signing this Agreement.

      18. NON-ADMISSION OF LIABILITY. By entering into this Agreement, Tower Automotive does not admit that it acted wrongfully or violated any federal, state, or local criminal or civil laws.

      19. SEVERABILITY. If any term, clause, or provision of this Agreement is deemed unlawful, void, or otherwise unenforceable or invalid by a competent tribunal, that term, clause or provision shall be modified to make it enforceable to the maximum extent permitted by law. If not enforceable to any degree, then only that term, clause, or provision shall be deemed ineffective and thereby severed from the remainder of this Agreement. The remaining terms, clauses, and provisions of this Agreement shall remain in full effect, to the maximum extent permitted by law.

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      20.   BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of Mr. Campbell, his personal representatives, heirs and assigns, and the Company, its successors and assigns.

      21. ARBITRATION. With the exception of claims to enforce paragraphs 5 (Return of Company Property), 11 (Confidential and Proprietary Information), 12 (Agreement Not to Compete/No Solicitation), 13 (Confidentiality) and 14 (Non-Disparagement and Non-interference), the parties agree that any dispute or breach between them that arises under or pertains in any way to this Agreement shall be resolved through arbitration. Any demand for arbitration must be made in writing and must be received by the other party within 30 calendar days of the date the demanding party knew of the alleged dispute or breach. The parties agree that any claim not timely filed under this arbitration procedure is waived. If Tower Automotive demands arbitration, Tower Automotive shall mail or deliver such written notice to Mr. Campbell's last known home address as directed in Paragraph 22 (Notices). If Mr. Campbell demands arbitration, Mr. Campbell shall address such demand to the Chief Executive Officer of Tower Automotive and mail or deliver it to Tower Automotive's corporate headquarters in Grand Rapids, Michigan as directed in Paragraph 22 (Notices). The parties will attempt to promptly agree on a single arbitrator to hear the dispute. If agreement on an arbitrator cannot be reached within 30 calendar days, either party may request a panel of arbitrators from the American Arbitration Association ("AAA"). The arbitration shall be conducted under the auspices of the AAA and any agreed-upon or selected arbitrator shall apply the AAA's National Rules for the Resolution of Employment Disputes. The arbitrator shall have subpoena power and have the authority to grant a reasonable period of discovery prior to the arbitration hearing. Discovery may be conducted through any means permitted under the Michigan Court Rules. The laws of

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the State of Michigan shall apply. Any AAA fees and the costs and expenses of the arbitrator shall be shared equally by the parties. Each party shall be responsible for his/its own attorney fees, expert witness fees and other expenses associated with arbitration. The decision of the arbitrator shall be final and binding. Judgment shall be entered in a court of competent jurisdiction in accordance with the arbitrator's decision. If a party refuses to arbitrate or to abide by an arbitrator's decision, the other party may seek a court order from a court of competent jurisdiction to mandate the other party to arbitrate or to mandate compliance with the arbitrator's decision. The arbitration hearing shall be held in Grand Rapids, Michigan, or such other location mutually agreed-to by the parties.

      22. NOTICES. All notices and other communications shall be in writing; shall be delivered by hand delivery to the other party or mailed by registered or certified mail, return receipt requested, postage prepaid; shall be deemed delivered on date of actual receipt; and shall be addressed as follows:

            If to Mr.Campbell:
                  Dugald K. Campbell
                  4959 Winter Ridge Drive, S.E.
                  Ada, Michigan 48117

            If to the Company:
                  Tower Automotive, Inc.
                  5211 Cascade Road, S.E., Suite 300
                  Grand Rapids, MI 49546
                  Attention: President

or such other address as either party shall have forwarded to the other party in the manner stated above.

      23. GOVERNING LAW AND JUDICIAL CLAIMS. This Agreement shall be governed by and construed according to the laws of the State of Michigan. The parties agree that any judicial

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actions filed against the other to enforce paragraphs 5 (Return of Company
Property), 11 (Confidential and Proprietary Information), 12 (Agreement Not to Compete/No Solicitation), 13 (Confidentiality) and 14 (Non-Disparagement and Non-Interference) shall be brought in a state or federal court situated in and having jurisdiction over claims in Kent County, Michigan.

      24. BOARD APPROVAL AND AUTHORIZATION. On September 17, 2003, the Company's Board of Directors approved this Agreement and authorized it to be executed on behalf of the Company by the Chairman of the Board.

                                              /s/ Dugald K. Campbell
Date: September________, 2003                 -------------------------
                                              Dugald K. Campbell

Date: September________, 2003                 Tower Automotive, Inc.

                                              By: /s/ XXXXX
                                                  ----------------------

                                              Its: Chairman of the Bord

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                                   ADEA WAIVER

      In conjunction with the consideration provided in my Retirement Agreement, and except as prohibited by law, I agree, knowingly and voluntarily, to waive any and all claims that I might have under the Age Discrimination in Employment Act of 1967, as amended, against Tower Automotive, Inc., its related and affiliated entities, and their former and current owners, directors, officers, employees, agents, insurers, and representatives, and which occurred on or before the date of this ADEA Waiver. I understand that this Waiver does not prevent me from later challenging the knowing and voluntary nature of this ADEA Waiver, nor does this Waiver attempt to waive any rights that under applicable law cannot be waived. I acknowledge that I have been advised to consult with an attorney prior to signing this ADEA Waiver and have been provided twenty-one
(21) days within which to consider the ADEA Waiver. I further understand that I have seven (7) days after I sign this ADEA Waiver in which to revoke the ADEA Waiver.

                                                /s/ Dugald K. Campbell
Date: Sept 17, 2003                             -----------------------
                                                Dugald K. Campbell

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